Exhibit 99.1

             AltiGen Reports Second Quarter 2004 Financial Results

              Revenue Increases 40% Over Same Quarter Last Year

         Maintains 20% Annual Growth Rate Expectation for Fiscal 2004


    FREMONT, Calif., April 28 /PRNewswire-FirstCall/ -- AltiGen
Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems, today reported its financial results for the Company's second quarter of fiscal 2004, ended March 31, 2004.

    Revenues for the quarter were $3.3 million, compared to $3.6 million in the first quarter of fiscal 2004, and $2.4 million a year ago. Net loss for the second quarter was $246,000, or $0.02 per share, compared to a net loss of $46,000 or $0.00 per share in the first quarter, and a net loss of $1.5 million or $0.11 per share a year ago.

    Revenues for the first six months of fiscal 2004 were $6.9 million, as compared to $5.3 million in the first six months of 2003. Net loss for the first six months of 2004 was $292,000 or $0.02 per share, as compared to a net loss of $2.4 million or $0.18 per share for the first six months of 2003.

    "We continue to feel confident about our revenue growth expectations for this year," said Gilbert Hu, AltiGen's President and CEO. "This level of confidence in achieving our goal of 20% annual growth is confirmed by the overall activity we have seen so far in the June quarter. As we stated previously, we expect revenue fluctuations during the year as the Voice over IP market undergoes an awareness phase and grows from an emerging technology into a viable business solution. We believe that the strategic pieces of our plan that we have in place should position AltiGen for solid growth as the market continues to emerge. At this time, we are preparing for aggressive initiatives in new growth areas, and penetrating lucrative markets in other parts of the world. We remain comfortable that we will achieve profitability in the very near term," Mr. Hu concluded.

    Phil McDermott, AltiGen's Chief Financial Officer, commented, "We continue to diligently manage our cost structure without sacrificing investments in technology to position AltiGen for long-term success. With a cash balance and short-term investments of $9.4 million with no debt, AltiGen remains on solid financial footing."


    Earnings Conference Call

    The Company will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, April 28, 2004 to discuss results of operations for the second quarter. Dial 800-540-0559 to listen in to the call. A live Webcast will also be made available at www.altigen.com and will also be archived for 90 days at this URL.


    About AltiGen

    AltiGen Communications, Inc. is a leading manufacturer of IP Telephony and Contact Center systems. The company designs, manufactures and markets next generation, IP-PBX telephone systems and IP contact centers that use both the Internet and the public telephone network to enable an array of applications that take advantage of the convergence of voice and data communications. AltiGen Communications products are available from authorized resellers. AltiGen's AltiServ has been recognized for excellence with more than 35 industry awards since 1996. Deloitte Touche has named AltiGen, as the 111th fastest growing company in the U.S. AltiGen Communications remains the leading manufacturer of delivered next-generation business telephony for the SMB market and is a certified Microsoft Gold ISV.

    For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.


    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP systems in the small to midsize marketplace, and our progress towards profitability. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's most recent 10Q for the quarter ended December 31, 2003, and its 10-K for the year ended September 30, 2003. AltiGen assumes no obligation to update the forward-looking information contained in this press release.



                          AltiGen Communications, Inc.
                Condensed Consolidated Statements of Operations
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                           Second Quarter      Six Months
                                               Ended             Ended
                                              March 31          March 31
                                         FY 2004   FY 2003  FY 2004  FY 2003
    Net Revenues                          $3,293   $2,355   $6,923   $5,245
    Gross profit                           2,043    1,341    4,235    2,902

    Research and development                 819    1,053    1,647    2,000
    Selling, general & administrative      1,492    1,775    2,927    3,486
    Deferred stock compensation               --       14      --       27

    Operating loss                          (268)  (1,501)    (339)  (2,611)

    Interest and other income, net            22       48       47      173

    Net loss                               $(246) $(1,453)   $(292) $(2,438)


    Basic and diluted net loss
     per share                            $(0.02)  $(0.11)  $(0.02)  $(0.18)

    Weighted average shares outstanding   14,160   13,544   14,138   13,532



                    Condensed Consolidated Balance Sheets
                            (Amounts in thousands)
                                 (Unaudited)

                                                    March 31,    September 30,
                                                     2004               2003

    Cash and cash equivalents                       $6,629             $8,548
    Short-term investments                           2,751              1,598
    Accounts receivable, net                         1,895              1,521
    Inventories                                        798                910
    Other current assets                               157                193
    Net property and equipment                         159                245
    Other long-term assets                             245                195
    Total Assets                                   $12,634            $13,210

    Current liabilities                             $2,339             $2,920
    Long-term deferred rent                           $122                $--
    Stockholders'  equity                           10,173             10,290

    Total Liabilities and Stockholders'
     Equity                                        $12,634            $13,210



SOURCE   AltiGen Communications, Inc.
    -0-                             04/28/2004
    /CONTACT: Phil McDermott, CFO of AltiGen Communications, +1-510-252-9712, or pmcdermott@altigen.com; or Jason Golz, or Quynh Nguyen, qnguyen@fd-us.com, both Investor Relations of Financial Dynamics, +1-415-439-4516, for AltiGen/
    /Web site:  http://www.altigen.com /
    (ATGN)

CO:  AltiGen Communications, Inc.
ST:  California
IN:  CPR MLM STW
SU:  ERN CCA ERP